Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Feb. 5, 2015

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Higher Fourth-Quarter and Record Annual Financial Results,
Targets Annual Distribution Growth of 15% for 2015 and At Least 10% for 2016

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $252.1 million for fourth quarter 2014 compared to $190.0 million for fourth quarter 2013.
Diluted net income per limited partner unit was $1.10 in fourth quarter 2014 and 83 cents in fourth quarter 2013. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was 93 cents for fourth quarter 2014, similar to the 92-cent guidance provided by management in Oct. 2014.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $248.1 million for fourth quarter 2014 compared to $236.6 million for fourth quarter 2013.
“Magellan closed out 2014 with a strong quarter, generating higher financial results from each of our segments compared to the year-ago period, increasing annual cash distributions to our investors by 20% and solidifying 2014 as a record year for our company,” said Michael Mears, chief executive officer. “Demand for Magellan’s fee-based transportation and terminals services remains solid, and our disciplined, predominantly fee-based business model should serve us well in the current energy environment. Magellan enters the new year in strong financial standing with an investment-grade balance sheet and the goal of growing annual cash distributions to our investors by 15% for 2015 and at least 10% for 2016.”
An analysis by segment comparing fourth quarter 2014 to fourth quarter 2013 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $252.0 million, an increase of $42.8 million. Transportation and terminals revenue increased $13.6 million between periods due to slightly higher refined products pipeline volumes, additional fees for leased storage, increased throughput for the partnership’s ammonia pipeline system and independent refined products terminals and operating results from the Rocky Mountain pipeline system acquired in Nov. 2013.

Operating expenses increased between periods primarily due to operating costs related to the Rocky Mountain pipeline system, acquired in late 2013. Otherwise, higher personnel costs and less favorable product overages (which reduce operating expenses) were mainly offset by lower asset integrity spending due to timing of project work.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $35.0 million between periods primarily due to a $44.7 million favorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items (plus an additional $8.6 million of commodity-related adjustments not associated with the Refined products segment) can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin, which reflects only transactions that settled during the quarter, decreased between periods primarily due to lower sales volumes for the partnership’s butane blending activities in the current period.
Crude oil. Crude oil operating margin was $88.8 million, an increase of $26.1 million. Transportation and terminals revenue increased $19.3 million primarily due to increased crude oil shipments on the Longhorn pipeline, which averaged approximately 250,000 barrels per day (bpd) during fourth quarter 2014 compared to approximately 185,000 bpd during fourth quarter 2013, and contribution from the 40-mile Houston crude oil pipeline that Magellan acquired in Nov. 2014. Earnings of non-controlled entities increased $14.1 million due to the late Sept. 2014 start-up of BridgeTex pipeline, which is owned 50% by Magellan. Operating expenses increased $10.1 million between periods due to higher power costs associated with increased volumes, additional personnel costs and less favorable product overages (which reduce operating expenses).
Marine storage. Marine storage operating margin was $31.3 million, an increase of $7.7 million. Revenue increased primarily due to higher average storage rates and the one-time benefit from a customer buying out of its remaining storage contract in 2014. This tank has subsequently been leased to a new customer. Operating expenses declined between periods due to the timing of asset integrity spending.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and higher G&A expenses reflect additional personnel costs in part due to increased headcount and higher benefits accruals. Other expense increased $8.6 million related to a non-cash MTM pricing adjustment for hedged crude oil tank bottom inventory owned by the partnership. Net interest expense increased due to less interest capitalized for construction projects in the current period. As of Dec. 31, 2014, the partnership had $2.9 billion of debt outstanding, including $296.9 million outstanding under its commercial paper program.

Annual results
The partnership produced record annual financial results in 2014. For the year ended Dec. 31, 2014, net income was $839.5 million compared to $582.2 million in 2013 primarily related to increased shipments on the Longhorn pipeline, which began transporting crude oil in increasing quantities beginning in April 2013, strong demand for refined products, which benefited Magellan’s refined products pipeline system, and higher profitability from the partnership’s butane blending activities. Full-year diluted net income per limited partner unit was $3.69 in 2014 and $2.56 in 2013. Annual DCF was a record $880.5 million in 2014, or 1.5 times the amount needed to pay distributions related to 2014, compared to $669.7 million in 2013.

Expansion capital projects
Magellan remains focused on expansion opportunities, making significant progress on its current slate of projects with a record $703 million spent during 2014 on organic growth construction projects. Further, the partnership spent $75 million to acquire 40 miles of crude oil pipeline in the Houston area. Based on the progress of expansion projects already underway, including a number of new smaller projects, the partnership currently plans to spend approximately $650 million in 2015 with additional spending of $100 million in 2016 to complete its current construction projects.
The BridgeTex pipeline began commercial service during late Sept. 2014, delivering crude oil from West Texas to the Houston Gulf Coast area. The pipeline is capable of transporting up to 300,000 bpd and averaged nearly 200,000 bpd during fourth quarter 2014. For DCF purposes, operating results of the BridgeTex pipeline will initially benefit Magellan beginning in 2015 due to the timing of the pipeline’s start-up and cash distribution payments from the joint venture to Magellan, which will be paid in arrears on a quarterly basis.
Right-of-way, permitting work and contractor selection continue for the partnership’s Little Rock pipeline project, with construction expected to commence in mid-2015. The Little Rock pipeline is expected to be operational in early 2016.
Site preparation and contractor selection continue for the partnership’s condensate splitter in Corpus Christi, Texas, with construction expected to commence in mid-2015. The splitter is expected to be operational during the second half of 2016.
Although the open season continues for the Saddlehorn pipeline, Magellan is in the process of obtaining permits and right-of-way and has secured an 80-acre tract of land to serve as the pipeline origin. As previously announced, Magellan has received binding commitments from Noble Energy, Inc. and a wholly owned subsidiary of Anadarko Petroleum Corporation. In addition, Magellan has entered into a letter of intent with Anadarko for potential equity ownership in the Saddlehorn pipeline and is in advanced discussions with an additional strategic party for possible equity ownership in the project. The equity option held by Saddle Butte Pipeline II, LLC has expired.
In addition, Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as possible acquisitions, both of which have been excluded from the partnership’s spending estimates. Further, the future spending estimates do not currently include spending for the Saddlehorn pipeline because the ownership structure has not yet been finalized. The total projected cost for the Saddlehorn pipeline is approximately $1 billion, and Magellan is expected to serve as construction manager and pipeline operator.

Financial guidance for 2015
Management remains committed to its goal of increasing annual cash distributions by 15% for 2015 and currently expects to generate annual DCF of $840 million in 2015, resulting in 1.2 times the amount needed to pay cash distributions for 2015. Current DCF guidance assumes an average crude oil price of approximately $50 per barrel for 2015, with each $1 change in the price of crude oil estimated to impact Magellan’s 2015 financial results by approximately $2 million, primarily related to the partnership’s butane blending activities and the value of its pipeline product overages.
Net income per limited partner unit is estimated to be $2.95 for 2015, with first-quarter guidance of 80 cents. Guidance excludes future NYMEX MTM adjustments on the partnership’s commodity-related activities.
Management is targeting annual distribution growth of at least 10% for 2016. Distribution growth guidance specific to 2016 has not been provided previously.

Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing 15% or less of the partnership’s operating margin.

Earnings call details
An analyst call with management regarding fourth-quarter results and 2015 guidance is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 430-8694 and provide code 8069780. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 11. To access the replay, dial (888) 203-1112 and provide code 8069780. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 90 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
###

Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Transportation and terminals revenue	$333,269	$370,916	$1,138,328	$1,402,638
Product sales revenue	240,184	289,389	744,669	878,974
Affiliate management fee revenue	3,985	6,765	14,609	22,111
Total revenue	577,438	667,070	1,897,606	2,303,723
Costs and expenses:
Operating	100,212	113,514	346,070	444,272
Cost of product sales	182,004	195,851	578,029	594,585
Depreciation and amortization	36,442	39,279	142,230	161,741
General and administrative	36,423	38,667	132,496	148,288
Total costs and expenses	355,081	387,311	1,198,825	1,348,886
Earnings of non-controlled entities	1,113	15,328	6,275	19,394
Operating profit	223,470	295,087	705,056	974,231
Interest expense	35,168	34,855	130,463	143,529
Interest income	(92)	(369)	(342)	(1,540)
Interest capitalized	(3,865)	(1,445)	(14,339)	(22,803)
Debt placement fee amortization expense	804	566	2,424	2,333
Other expense	—	8,573	—	8,573
Income before provision for income taxes	191,455	252,907	586,850	844,139
Provision for income taxes	1,448	822	4,613	4,620
Net income	$190,007	$252,085	$582,237	$839,519

Basic net income per limited partner unit	$0.84	$1.11	$2.57	$3.69

Diluted net income per limited partner unit	$0.83	$1.10	$2.56	$3.69

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	226,879	227,316	226,829	227,260

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,928	228,232	227,094	227,626

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Refined products:
Transportation revenue per barrel shipped	$1.418	$1.420	$1.313	$1.399
Volume shipped (million barrels):
Gasoline	65.0	66.4	239.7	256.1
Distillates	41.1	43.5	146.5	163.1
Aviation fuel	5.7	5.5	21.1	23.0
Liquefied petroleum gases	0.6	0.4	7.8	9.9
Total volume shipped	112.4	115.8	415.1	452.1

Crude oil:
Transportation revenue per barrel shipped	$1.088	$1.116	$0.880	$1.192
Volume shipped (million barrels)	40.6	52.8	113.2	185.5
Crude oil terminal average utilization (million barrels per month)	12.0	12.0	12.3	12.2

Marine storage:
Marine terminal average utilization (million barrels per month)	23.3	23.3	23.0	22.9

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Refined products:
Transportation and terminals revenue	$227,513	$241,065	$801,128	$921,762
Less: Operating expenses	75,800	81,542	270,711	331,207
Transportation and terminals margin	151,713	159,523	530,417	590,555

Product sales revenue	238,986	287,359	738,271	872,537
Less: Cost of product sales	181,516	194,907	574,703	592,887
Product margin	57,470	92,452	163,568	279,650
Operating margin	$209,183	$251,975	$693,985	$870,205

Crude oil:
Transportation and terminals revenue	$64,504	$83,838	$178,409	$310,136
Affiliate management fee revenue	3,594	6,391	13,361	20,790
Earnings of non-controlled entities	526	14,642	3,781	16,309
Less: Operating expenses	5,963	16,105	19,131	51,405
Transportation and terminals margin	62,661	88,766	176,420	295,830
Operating margin	$62,661	$88,766	$176,420	$295,830

Marine storage:
Transportation and terminals revenue	$41,252	$46,013	$158,791	$170,740
Affiliate management fee revenue	391	374	1,248	1,321
Earnings of non-controlled entities	587	686	2,494	3,085
Less: Operating expenses	19,347	16,852	59,407	65,173
Transportation and terminals margin	22,883	30,221	103,126	109,973

Product sales revenue	1,198	2,030	6,398	6,437
Less: Cost of product sales	488	944	3,326	1,698
Product margin	710	1,086	3,072	4,739
Operating margin	$23,593	$31,307	$106,198	$114,712

Segment operating margin	$295,437	$372,048	$976,603	$1,280,747
Add: Allocated corporate depreciation costs	898	985	3,179	3,513
Total operating margin	296,335	373,033	979,782	1,284,260
Less:
Depreciation and amortization expense	36,442	39,279	142,230	161,741
General and administrative expense	36,423	38,667	132,496	148,288
Total operating profit	$223,470	$295,087	$705,056	$974,231

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS AND LOWER-OF- COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2014
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$252,085	$1.11	$1.10
Unrealized derivative gains associated with future physical product sales	(75,939)	(0.33)	(0.33)
Lower-of-cost-or-market inventory adjustment	36,856	0.16	0.16
Excluding commodity-related adjustments*	$213,002	$0.94	$0.93

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,316
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,232

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2015
	2013	2014	2013	2014	Guidance

Net income	$190,007	$252,085	$582,237	$839,519	$672,000
Interest expense, net, and provision for income taxes	32,659	33,863	120,395	123,806	150,000
Depreciation and amortization(1)	37,246	39,845	144,654	164,074	169,000
Equity-based incentive compensation (2)	9,584	9,553	11,823	12,471	6,000
Asset retirements	3,566	2,393	7,835	7,223	7,000
Commodity-related adjustments:
Derivative losses (gains) recognized in the period associated with future product sales(3)	12,820	(75,939)	8,086	(87,511)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	2,896	17,120	(6,425)	(8,086)
Lower-of-cost-or-market inventory adjustment	(1,506)	36,856	(2,000)	39,309
Total commodity-related adjustments	14,210	(21,963)	(339)	(56,288)	63,000
Earnings of non-controlled entities, net of distributions received	2,519	(12,217)	(409)	(8,724)	8,000
Adjusted EBITDA	289,791	303,559	866,196	1,082,081	1,075,000

Interest expense, net, and provision for income taxes	(32,659)	(33,863)	(120,395)	(123,806)	(150,000)
Maintenance capital(5)	(20,562)	(21,641)	(76,081)	(77,806)	(85,000)
Distributable cash flow	$236,570	$248,055	$669,720	$880,469	$840,000

Distributable cash flow per limited partner unit receiving distributions related to this period	$1.04	$1.09	$2.95	$3.88	$3.69

Weighted average number of limited partner units receiving distributions related to this period	227,068	227,426	226,777	227,158	227,426

(1) Depreciation and amortization includes debt placement fee amortization. Based on an impairment analysis we performed in 2014, we accelerated the depreciation of a certain terminal and related assets for the year ended December 31, 2014 by $9.4 million.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the year ended December 31, 2013 and 2014 was $24.1 million and $27.3 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2013 and 2014 of $12.3 million and $14.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Maintenance capital expenditure projects maintain our existing assets and do not generate incremental distributable cash flow (i.e. incremental returns to the partnership's unitholders), while expansion capital projects are undertaken primarily to generate incremental distributable cash flow. For this reason, the partnership deducts maintenance capital expenditures to determine distributable cash flow.